Exhibit 10.10

CONSULTING AGREEMENT

    This Consulting Agreement (this “Agreement”) is entered into as of February 21, 2024, by and among The William Carter Company (the “Company”), and Brian J. Lynch (“Consultant”). This Agreement shall become effective on the date on which the closing occurs pursuant to Section 4 of this Agreement (the “Effective Date”).

Recitals

WHEREAS, following the Consultant's resignation of employment with the Company, the Company desires to continue to benefit from the Consultant's knowledge and advice to support the Company's planned leadership transition. For the consideration described in this Agreement, the Company desires to retain the Consultant, acting as an independent contractor, to perform services described herein, and the Consultant agrees to provide such services to the Company on the terms and conditions set forth herein. In connection with such services, the Consultant, during the Consulting Period (as defined below), will have access to certain Confidential Information (as defined below).

WHEREAS, the parties amended Consultant’s March 2, 2011 Amended and Restated Severance Agreement by execution of an Amendment No. 1 on or about May 14, 2013 (the Amended and Restated Severance Agreement, as amended by Amended No. 1, the “Amended Severance Agreement”); and

WHEREAS, the parties desire to enter into the form of release agreement attached hereto as Exhibit A (the “Release Agreement”) as a condition to closing; and

WHEREAS, the parties wish to incorporate the restrictive covenants and provisions regarding COBRA as contained in the Amended Severance Agreement and agree that termination of the remainder of the Amended Severance Agreement, and Consultant’s retirement from the Company, shall not be considered a termination without “Cause” or resignation for “Good Reason” under the Amended Severance Agreement;

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises and representations set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.Consulting Engagement. Subject to the terms and conditions of this Agreement, commencing on the Effective Date and ending on the one-year anniversary of the Effective Date (“Initial Period”) or an earlier termination date as provided herein, the Parties agree that Consultant will provide services to Company as outlined in Section 2 below. The consulting period during which the Consultant is engaged by the Company, including the Initial Period and any extension as may be mutually agreed in writing by the Company and the Consultant, is referred to in this Agreement as the “Consulting Period.”

2.Consulting Services. During the Consulting Period, the Consultant shall furnish the Company advisory or consulting services, including consultations with executive officers and other management personnel of the Company and its affiliates, related to the business of Carter’s, Inc. and its affiliates. The Consultant shall be free to determine the methods and means of performing his obligations under this Agreement, provided the Consultant shall confer with and obtain the consent of the Company before engaging any employees or consultants to assist in the performance of such obligations, which consultants, if any, will be at the Consultant’s expense (absent the Company’s consent to the contrary). The Consultant shall not be required to devote all the Consultant’s working time to the performance of services to the Company and may engage in other business activities, except to the extent otherwise prohibited by Section 10 of the Amended Severance Agreement (the “Restrictive Covenants”) and in all cases subject to compliance with the Restrictive Covenants. The Consultant agrees to perform the services hereunder diligently and timely. The Consultant shall be responsible for providing at the Consultant’s expense any equipment, office space, or tools needed to perform the services contemplated by this Agreement, provided that if the Company requests that the Consultant conduct any travel on behalf of the Company or its affiliates, the Company will, in accordance with its applicable expense reimbursement policy, reimburse the Consultant for the reasonable and documented out-of-pocket expenses incurred by the Consultant in connection with the services hereunder (the “Reimbursable Expenses”).

3.Compensation. As compensation for the consulting services provided hereunder, the Company shall pay the Consultant a consulting fee at the rate of $125,000 per month during the Consulting Period (the “Consulting Fee”). Each monthly installment of the Consulting Fee shall be paid monthly during the Consulting Period on the first day of the month immediately following the prior month of service. By way of example, and for the avoidance of doubt, the payment for Consultant’s service during the month of March 2024 shall be due and payable on April 1, 2024, subject to the terms and conditions of this Agreement. In addition, the Company will reimburse the Consultant for the reasonable and documented out-of-pocket Reimbursable Expenses. Reimbursement will be made within 30 days of receipt by the Company of an invoice from the Consultant accompanied by supporting documentation reasonably acceptable to the Company.

4.Condition to Closing. Subject to the terms and conditions of this Agreement, this Agreement shall not become effective until the date that the following condition has been satisfied or waived: Consultant has executed the Release Agreement and the Release Agreement is final and binding (including, but not limited to, all required revocation and/or waiting periods have lapsed).

5.Termination.

(a)This Agreement may be terminated by the Company upon notice: (i) in the event of a permanent mental or physical disability or incapacity of Consultant as determined by an independent qualified physician selected by the Senior Vice President, Human Resources & Talent Development executive officer of the Company (the “Officer”) and reasonably acceptable to Consultant (or his personal representative), (ii) in the event of the Consultant’s breach of this Agreement (which breach, if curable, is not cured within 20 days of the Consultant’s receipt of written notice thereof) or of the Restrictive Covenants, (iii) in the event of the Consultant’s conviction or plea of nolo contendere in respect of a felony, or (iv) in the event of the Consultant’s willful or grossly negligent misconduct that has a material adverse effect on the property or business of the Company;

(b)This Agreement may be terminated by the Consultant upon notice: (i) in the event of the Company’s breach of this Agreement (which breach, if curable, is not cured within 20 days of the Company’s receipt of written notice thereof); or (ii) upon a Change in Control of the Company or Carter’s, Inc., and the successor company does not assume the obligations of the Company under this Agreement. Notwithstanding anything herein to the contrary, for purposes of this Section 5(b), an event shall only constitute a Change in Control if it would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A of the Internal Revenue Code;

(c)This Agreement shall automatically terminate upon the death of the Consultant;

(d)In the event this Agreement is (i) validly terminated by the Company pursuant to Section 5(a)(i), (ii) validly terminated by the Consultant pursuant to Section 5(b), or (iii) terminated pursuant to Section 5(c), then the Company shall pay the Consultant (or the Consultant’s designated beneficiary or estate, in the event of termination pursuant to Section 5(c)): (1) if the Agreement is terminated prior to the end of the Initial Period, a lump sum cash payment equal to the Consulting Fee that would have been payable to the Consultant for the remainder of the Initial Period had the Consultant’s services continued until the end of the Initial Period, payable within 30 days following the date of termination; and (2) all Consulting Fees and any Reimbursable Expenses incurred through the effective date of such termination, payable within 30 days following the date of termination.

6.Representations, Warranties and Covenants of the Consultant.

(a)Authority. The Consultant represents and warrants to the Company that he is not obligated or restricted under any agreement (including any non-competition or confidentiality agreement), judgment, decree, order or other restraint of any kind that could reasonably be expected to impair the Consultant’s ability to perform the duties and obligations required of the Consultant hereunder.

(b)Compliance with Laws. In the performance of the Consultant’s obligations under this Agreement, the Consultant covenants and agrees that he will comply with all applicable laws.

(c)Confidential Information; Confidentiality.

(i)The Consultant acknowledges that, as a result of, and in the course of providing, services to the Company, he will receive and retain access to confidential information of the Company and its affiliates and/or relating to the business and assets of the Company, including information relating to customers, clients, suppliers, distributors, investors, lenders, consultants, independent contractors and employees of the Company and its affiliates; price lists and pricing policies; financial statements and information; budgets and projections; business plans; production costs; market research; marketing, sales and distribution strategies; manufacturing techniques; processes and business methods; technical information; pending projects and proposals; new business plans and initiatives; research and development projects; inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property; devices; samples; plans, drawings and specifications; photographs and digital images; computer software and programming; all other confidential information and materials relating to the businesses of the Company and its affiliates; and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Company or its affiliates containing or based in whole or in part on any of the foregoing (all of the foregoing, whether communicated in verbal, written, graphic, electronic or any other form, whether or not conceived, developed or prepared in whole or in part by the Consultant and whether received by the Consultant before or after the Effective Date, collectively, “Confidential Information”).

(ii)The Consultant acknowledges that the Confidential Information is owned or licensed by the Company or its affiliates; is unique, valuable, proprietary and confidential; and derives independent actual or potential commercial value from not being generally known or available to the public. Consultant hereby relinquishes, and agrees he will not at any time claim, any right, title or interest of any kind in or to any Confidential Information.

(iii)The Consultant agrees that he will maintain the confidentiality of the Confidential Information at all times during the Consulting Period with the Company and for a period of five (5) years following the expiration or termination thereof and will not, at any time, directly or indirectly, use any Confidential Information for his own benefit or for the benefit of any other Person, reveal or disclose any Confidential Information to any Person other than authorized representatives of the Company, or remove or aid in the removal from the Company’s or its affiliates’ premises of any Confidential Information, except (A) in the performance of the Consultant’s services in the furtherance of the business of the Company or (B) with the prior written consent of the Company; provided, however, that Confidential Information which constitutes a trade secret shall be kept confidential indefinitely. The Consultant further agrees that he shall not copy or save any files or records containing any Confidential Information on any electronic or storage device not owned and controlled by the Company, or a “cloud” site or remote server that is not controlled by the Company, without first receiving the Company’s written permission. The covenants in this Section 5(c)(iii) will not restrict disclosure of information that (x) is or becomes available to the general public through no breach of this Agreement by the Consultant or breach by any other Person of a duty of confidentiality to the Company or its affiliates, (y) the Consultant is required to disclose by applicable law or court order; provided, however, that the Consultant will notify the Company in writing of such required disclosure as much in advance as practicable in the circumstances and cooperate with the Company to limit the scope of such disclosure; or (z) is or becomes available to the Consultant from a source other than the Company or its affiliates; provided, that such source is not known by the Consultant to be subject to an obligation of confidentiality to, or for the benefit of, the Company or its affiliates.

(iv)Upon the expiration or termination of the Consulting Period for any reason, the Consultant will turn over and return to the Company all Confidential Information in any form (including all copies and reproductions thereof) and all other property whatsoever of the Company or its affiliates in or under his possession or control. If the Consultant has any Confidential Information stored on any computer, storage device, smart phone, or electronic device, then the Consultant agrees to permit a computer and IT forensic examiner of the Company’s selection to examine such devices at the Company’s sole cost and expense and remove and delete any files or items containing Confidential Information from such devices in a manner that will prevent the Confidential Information from being accessed in the future.

(d)Ownership of Intellectual Property.

(i)With regard solely to the Company’s products, the Consultant will promptly disclose in writing to the Company all inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, designs, patterns, marks, names, improvements, industrial designs, mask works, works of authorship and other intellectual property conceived or developed in whole or in part by the Consultant during the term of this Agreement (collectively, “Intellectual Property”).

(ii)The Consultant does hereby, and will from time to time promptly upon the conception or development of any Intellectual Property, assign to the Company all of the Consultant’s right, title and interest in and to all such Intellectual Property (whether or not patentable, registrable, recordable or protectable by copyright and regardless of whether the Company pursues any of the foregoing). If any Intellectual Property falls within the definition of “work made for hire”, as such term is defined in 17 U.S.C. § 101, such Intellectual Property will be considered “work made for hire” and the copyright of such Intellectual Property will be owned solely and exclusively by the Company. If any Intellectual Property does not fall within such definition of “work made for hire”, then the Consultant’s right, title and interest in and to such Intellectual Property will be assigned to the Company pursuant to the first sentence of this Section 5(d)(ii). The Consultant will execute and deliver any assignment instruments and do all other things reasonably requested by the Company, at the Company’s sole cost and expense, (both during and after the Consulting Period) to more fully vest in the Company sole and exclusive right, title and interest in and to all Intellectual Property.

(e)Affirmation of Restrictive Covenants. Consultant affirms all of Consultants’ obligations pursuant to the Restrictive Covenants of the Amended Severance Agreement. Such Restrictive Covenants shall continue in full force and effect notwithstanding the termination of the Amended Severance Agreement, as set forth in Section 9(k) herein.

7.Authority of the Consultant; Independent Contractor.

(a)Authority. The Consultant shall not hold himself out as an officer or employee of the Company as having, any right, power or authority (i) to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the Company or any of its affiliates or (ii) to accept legal process on behalf of the Company or any of its affiliates.

(b)Independent Contractor. The parties acknowledge and agree that the Consultant is acting hereunder as an independent contractor and not as an employee of the Company, and the terms and conditions of this Agreement shall be interpreted and construed accordingly. In no event shall this Agreement be construed as establishing a partnership or joint venture or similar relationship between the Consultant, on the one hand, and the Company, on the other hand, and nothing herein contained shall be construed to authorize any party to act as agent for another party. The Consultant shall be liable for his own debts, obligations, acts and omissions, including the payment of all Social Security and other taxes and benefits. As an independent contractor, the Consultant is responsible for filing such tax returns and paying such self-employment taxes as may be required by law or any applicable federal, state or municipal regulations. In the event that this independent contractor relationship is determined by tax authorities to constitute an employment relationship, the Consultant hereby waives any and all claims to coverage under any pension, profit-sharing, health, dental, welfare or similar type plans which are generally limited to the Company’s employees.

8.No Liability for Company Actions. The Company agrees to indemnify and hold harmless the Consultant from any and all claims arising out of any actions or ommissions of the Consultant in connection with the performance of the consulting services provided hereunder in compliance with this Agreement, except to the extent that any such claim results from the gross negligence, willful misconduct or bad faith of the Consultant.

9.Miscellaneous.

(a)Entire Agreement. This Agreement, including Exhibit A, constitutes the entire agreement between the Company, on the one hand, and the Consultant, on the other hand, with respect to the matters covered hereby and thereby and supersedes all prior agreements (whether written or oral and whether express or implied) between the parties and their affiliates to the extent related to such subject matter.
(b)Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns and, in the case of the Consultant, personal representatives. Except in the case of the death of the Consultant and resulting termination as set forth in Sections 5(c) and 5(d)(iii), the Consultant may not assign, delegate or otherwise transfer any of the Consultant’s rights, interests or obligations in this Agreement without the prior written approval of the Company.
(c)Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Signatures delivered by facsimile, PDF, or similar technology shall have the same force and effect as original signatures.
(d)Notices. Any notice pursuant to this Agreement must be in writing and will be deemed effectively given to the other party on the earliest of the date (i) three business days after such notice is sent by registered U.S. mail, return receipt requested, (ii) one business day after delivery of such notice into the custody and control of an overnight courier service for next day delivery, (iii) one business day after delivery of such notice in person and (iv) such notice is received by that party; in each case to the appropriate address below (or to such other address as a party may designate by notice to the other party):
If to the Consultant:

    Attention: Brian Lynch,
        Address and Email Address on File with the Company

If to the Company:

Attention: Jill A. Wilson, Senior Vice President, Human Resources & Talent
Development
3438 Peachtree Road NE, Suite 1800
Atlanta, GA 30326
    Email: Jill.Wilson@carters.com

A “business day” for purposes of this Agreement means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by law to be closed in Georgia.
(e)Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the amendment is in writing and signed by the Company and the Consultant. No waiver of any provision of this Agreement will be valid unless the waiver is in writing and signed by the waiving party. The failure of a party at any time to require performance of any provision of this Agreement will not affect such party’s rights at a later time to enforce such provision. No waiver by a party of any breach of this Agreement will be deemed to extend to any other breach hereunder or affect in any way any rights arising by virtue of any other breach.
(f)Severability. Each provision of this Agreement is severable from every other provision of this Agreement. Any provision of this Agreement that is determined by any court of competent jurisdiction to be invalid or unenforceable will not affect the validity or enforceability of any other provision hereof or the invalid or unenforceable provision in any other situation or in any other jurisdiction. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
(g)Construction. The section headings in this Agreement are inserted for convenience only and are not intended to affect the interpretation of this Agreement. Any reference in this Agreement to any Section refers to the corresponding Section of this Agreement. The word “including” in this Agreement means “including without limitation.” This Agreement will be construed as if drafted jointly by the Company, on the one hand, and the Consultant, on the other hand, and no presumption or burden of proof will arise favoring or disfavoring the Company, on the one hand, or the Consultant, on the other hand, by virtue of the authorship of any provision in this Agreement. All words in this Agreement will be construed to be of such gender or number as the circumstances require.
(h)Survival. The terms of Sections 5, 6, 7, and 8 will survive the expiration or termination of this Agreement for any reason.
(i)Remedies Cumulative. The rights and remedies of the parties under this Agreement are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise.
(j)Governing Law. This Agreement will be governed by the laws of the State of Georgia without giving effect to any choice or conflict of law principles of any jurisdiction.
(k)Termination of Amended Severance Agreement. Upon the Effective Date of this Agreement, the Amended Severance Agreement shall be immediately terminated and shall no longer be in force, except for the Restrictive Covenants, which shall continue for the term of this Agreement, and Section 4(b)(iii) (Participation in COBRA), which will continue and be paid pursuant to the terms of the Release Agreement. The parties hereto agree that such termination of the Amended Severance Agreement, as well as the Consultant’s retirement as an employee of the Company, shall not be considered a termination without “Cause” or resignation for “Good Reason” under the Amended Severance Agreement.
(l)Compliance with Company Policies. Consultant shall, during the term of this Agreement, remain subject to, and comply with, the Company’s various policies, including, but not limited to, the Company’s Code of Ethics and the Insider Trading Policy, copies of which has been provided to the Consultant in connection with the execution of this Agreement.
(m)Jurisdiction; Service of Process; Waiver of Jury Trial.
(i)EACH PARTY (A) CONSENTS TO THE NON-EXCLUSIVE PERSONAL JURISDICTION OF THE STATE COURTS OF THE STATE OF GEORGIA OR, TO THE EXTENT THERE IS EXCLUSIVE FEDERAL JURISDICTION, ANY FEDERAL COURT IN THE STATE OF GEORGIA (AND, IN EACH CASE, THE APPELLATE COURTS THEREFROM) (AND, IN EACH CASE, THE APPELLATE COURTS THEREFROM) IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, (B) WAIVES ANY VENUE OR INCONVENIENT FORUM DEFENSE TO ANY PROCEEDING MAINTAINED IN SUCH COURTS, (C) EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, AGREES NOT TO INITIATE ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT OR FORUM AND (D) IF ANY ACTION OR PROCEEDING IS ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, IS COMMENCED IN ANY OTHER COURT OR FORUM, AGREES NOT TO OBJECT TO THE REMOVAL OF SUCH ACTION OR PROCEEDING TO THE AFOREMENTIONED COURTS. PROCESS IN ANY SUCH PROCEEDING MAY BE SERVED ON ANY PARTY ANYWHERE IN THE WORLD.
(ii)TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.
[Signature page follows]

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the Effective Date.

Consultant:

/s/ Brian J. Lynch

Company:

By: /s/Jill A. Wilson
Name: Jill A. Wilson
Title: Senior Vice President, Human Resources &
Talent Development

[Signature Page to Consulting Agreement]

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (“Agreement”) is made by and between Brian J. Lynch (“Executive”), Carter’s, Inc. (“Carter’s”) and its subsidiary The William Carter Company (“TWCC” and, together with Carter’s, the “Company”). Capitalized terms used in this Agreement and not otherwise defined are defined in the Consulting Agreement between TWCC and the Company.

WHEREAS, TWCC and Executive have executed the Consulting Agreement, entered into as of February 21, 2024 (the “Consulting Agreement”), as part of Executive’s retirement from the Company, with the effectiveness of the Consulting Agreement conditioned, among other things, on the effectiveness of the Agreement;
WHEREAS, as part of entering into the Consulting Agreement, TWCC and Executive desire to terminate that certain March 2, 2011 Amended and Restated Severance Agreement (the “Severance Agreement”), which was amended by execution of an Amendment No. 1 on or about May 15, 2013 (the Severance Agreement, as amended by Amended No. 1, the “Amended Severance Agreement”);

WHEREAS, the Executive has provided the Company valuable service during his employment;

WHEREAS, the Company and the Executive desire to enter into this Agreement with respect to their respective rights and obligations regarding the payment of Severance Benefits (as defined herein) under the Amended Severance Agreement; and

WHEREAS, the Company and the Executive wish to memorialize the terms and conditions of their agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions, and conditions set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.Separation from Service.

(a)Except as provided herein, each of the Executive and the Company hereby waive any notice that might otherwise be required from the other in connection with the Executive’s retirement from the Company, whether under the Severance Agreement or otherwise, and the parties hereby confirm that the Executive’s employment by the Company will terminate, effective as of February 29, 2024 (the “Retirement Date”).

(b)Executive and the Company also hereby confirm that, effective as of the Retirement Date, Executive shall resign, and the Company shall accept his resignation, from the Executive’s occupancy of all offices and directorships for any of the Company’s subsidiaries or other affiliates. Executive shall execute such additional confirmations of the foregoing resignations as the Company may reasonably request.

2.Compensation and Benefits. In consideration of Executive’s promises, covenants, and release of claims contained herein, the Company shall pay to Executive the payments required under Section 4(b)(iii) (Participation in COBRA) of the Amended Severance Agreement (the “Severance Benefits”) in full satisfaction of any rights Executive may have under the Amended Severance Agreement, subject to the other terms and conditions of this Agreement and the Amended Severance Agreement.

3.Withholding. All Severance Benefits provided directly or indirectly by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld under applicable law, and all such withheld amounts shall be deemed to have been paid to Executive hereunder. The Company may withhold, or cause to be withheld, from any source of payments owed to Executive; or, if the cash portion of amounts paid contemporaneously with the withholding obligation are not sufficient, the Company may require Executive to pay (and Executive upon notice thereof shall promptly pay) by separate check, all amounts required to be withheld in respect of any such payments or benefits.

4.Acknowledgment of Full Payment. Executive hereby acknowledges and agrees that the Severance Benefits are in complete satisfaction of all compensation due to Executive from the Company, whether for services provided to the Company or otherwise, through the Retirement Date, and that no further compensation of any kind is owed or will be paid to the Executive. Notwithstanding the foregoing, subject to the terms and conditions of the Consulting Agreement, the Executive shall be entitled to further payments under the Consulting Agreement after the Retirement Date.

5.Status of Employee Benefits. Executive’s participation in all employee benefit plans of the Company will cease in accordance with the terms of those plans.

6.Surviving Obligations. Sections 4(b)(iii) and 10 of the Amended Severance Agreement, and such other provisions of the Severance Agreement as are necessary or desirable for the enforcement by the Company of its rights under those enumerated paragraphs, shall survive execution of this Agreement and the retirement of Executive and the termination of the Amended Severance Agreement as set forth in the Consulting Agreement.

7.Release of Claims.

(a)In exchange for the Severance Benefits, and for other good and valuable consideration, to which Executive would not otherwise be entitled, Executive agrees completely and irrevocably to release all claims, obligations, causes of action and demands which he has or ever had, from the beginning of time to the Retirement Date, against the Company, its parents, subsidiaries, divisions, joint ventures, partnerships and/or affiliated entities, their predecessors, successors and assigns, and all of their present and/or former officers, directors, managers, supervisors, employees, shareholders, agents, representatives, and employee benefit or pension plans or funds (and the trustees, administrators, fiduciaries and insurers of such programs) (collectively, the “Released Parties”). Executive agrees that any person acting by, through or under his, such as his heirs, executors, administrators, representatives and assigns, are also bound by his release of claims.

(b)Executive understands that these are the claims his release includes but are not limited to: (i) any claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Equal Pay Act, the National Labor Relations Act, the Pregnancy Discrimination Act, the Genetic Information and Discrimination Act of 2008, the Employee Retirement Income Security Act of 1974, Sections 503 and 504 of the Rehabilitation Act of 1973, the Worker Adjustment Retraining and Notification Act, and the Sarbanes Oxley Act of 2002, all as amended; (ii) any claims under any state or local labor law and/or discrimination law, and all other federal, state and local discrimination, labor or employment laws or regulations; (iii) any other claims relating to or arising out of his employment, the terms and conditions of his employment and/or the termination of his employment, in law or in equity, including, without limitation, claims for discrimination, retaliation, or harassment (on the basis of age, race, color, religion, national origin, gender, sexual orientation, marital status, citizenship status, genetic predisposition, veteran status or any other basis protected by law), whistle-blowing, breach of contract (oral or written, express or implied) or of policy or practice, constructive discharge, wrongful discharge, detrimental reliance, negligence, emotional distress, pain and suffering, compensatory and punitive damages and all other torts, including any intentional torts, such as defamation; (iv) any claims subject to federal, state and local occupational safety and health laws and regulations; (v) claims under any other federal, state or local Constitution, statute, regulation, or agreement or duty; and (vi) any claims for attorneys’ fees, costs, disbursements and/or the like, or for equitable relief and reinstatement.

(c)Executive understands that he is releasing all claims, whether or not they are known to his at the time he signs this Agreement.

(d)Executive understands this Agreement does not apply to any claims or rights (i) that may arise after the date that Executive signs this Agreement, (ii) for the consideration for or breach of this Agreement, (iii) for reimbursement of business expenses incurred on behalf of the Company under the Company’s expense reimbursement policies, (iv) for vested rights under any Company ERISA-covered employee benefit plans as applicable on the date Executive signs this Agreement, (v) for any claims that controlling law clearly states may not be released by settlement, such as, but not limited to, claims for Worker’s Compensation benefits for job-related illness or injury, (vi) for any right of indemnification that the Executive has pursuant to the Articles of Incorporation or By-Laws of the Company, or (vii) to challenge the validity of this Agreement under the Older Workers Benefit Protection Act (“OWBPA”).

(e)Executive further understands that nothing in this Agreement prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”), National Labor Relations Board (“NLRB”), the U.S. Securities and Exchange Commission (“SEC”), or any other federal, state or local agency charged with the enforcement of any employment or securities laws, although by signing this Agreement Executive is waiving his right to individual relief from the Company based on claims asserted in such a charge or complaint, regardless of whether he or another party has filed it.

(f)This Agreement, including the release of claims set forth above, creates legally binding obligations, and the Company therefore advises Executive to consult an attorney before signing this Agreement. By signing this Agreement, Executive gives the Company assurance that Executive has signed it voluntarily and with a full understanding of its terms; that Executive has had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if Executive wished to do so, or to consult with any other person of his choosing; and that, in signing this Agreement, Executive has not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

1.Conditions for Receiving Severance. Executive agrees and acknowledges that he has maintained, and shall maintain, complete compliance with all the following representations, warranties, and conditions to be eligible to receive the Severance Benefits. In the event Executive fails to fulfill any of the following material representations, warranties, or conditions, as determined by the Company in its discretion, the Company shall, with notice to Executive, cease payment of all Severance Benefits, and shall likewise be entitled to the immediate forfeiture and recapture of all Severance Benefits paid to Executive prior to its discovery of the same.

Executive represents and warrants that:

(a)At all times during the pendency of his employment, Executive complied with all state and federal laws and conducted himself with the highest degree of fidelity to the Company, committing no acts of bribery, corruption, theft, embezzlement, misappropriation, insider trading, or other forms of substantial misconduct contrary to the interests of the Company. Executive further represents that he is unaware of any acts of other Company employees or agents in violation of the Company’s Code of Ethics, any state or federal laws or acts of bribery, corruption, theft, embezzlement, misappropriation, insider trading or other forms of misconduct contrary to the interests of the Company.

(b)At all times during the pendency of his employment, Executive complied with each of his obligations under Paragraphs 8, 9 and 10 of the Severance Agreement with respect to Confidential Information, Work Product, and Non-Competition Non-Solicitation, Non- Disparagement and Compliance, respectively.

(c)Executive’s obligations herein and pursuant to Paragraphs 4(b)(iii) and 10 of the Amended Severance Agreement shall continue in full force and effect from the date hereof, and that Executive’s full compliance with such obligations shall be a condition to Executive’s eligibility to accept this Agreement and to receive or retain its benefits and to the performance of the Company hereunder.

(d)Executive shall or has returned to the Company all Confidential Information (as defined below), work product, and all other Company property, on or before the Retirement Date, including, but not limited to, keys, credit cards, documents, records, identification cards, office equipment, portable computers, mobile telephones, pagers, handheld electronic devices, and parking cards.

2.Voluntary Agreement. Executive acknowledges that:

(a)Executive has read this entire document, and he fully understands it. Executive understands its legal and binding effect. Executive is acting voluntarily and of his own free will in executing this Agreement.

(b)The benefits the Company is providing Executive in return for signing this Agreement are in addition to anything of value to which he is already entitled. Specifically, the Executive acknowledges that he is not otherwise entitled to the benefits of this Agreement from the Company.

(c)The Executive has had the opportunity to seek, and the Executive was advised in writing to seek, legal counsel prior to signing this Agreement.

(d)The Severance Benefits provide valid and sufficient consideration for his undertakings in this Agreement, including the release of claims in Section 8, and his obligations under Paragraph 10 of the Amended Severance Agreement with respect to Non-Competition, Non-Solicitation, Non-Disparagement, and Compliance.

(e)This Agreement will be void if the Executive does not sign it within the 21 days he has been given to consider it, or if he revokes it as provided below.

(f)The Executive has been given at least 21 days to consider the terms of this Agreement before signing it. If the Executive signs this Agreement before the full 21-day consideration period expires, he is knowingly and voluntarily waiving the remainder of the 21- day consideration period. The Executive has not been asked by the Company to shorten his time to consider whether to sign this Agreement. The Company has not threatened to withdraw or alter the benefits due the Executive prior to the expiration of the 21-day consideration period.

(g)The Company has not promised or provided different terms to the Executive for signing this Agreement prior to the expiration of the 21-day consideration period.

(h)The Executive agrees with the Company that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

(i)The Executive has (a) received all compensation due as a result of services performed for the Company; (b) reported to the Company any and all work-related injuries incurred by his during his employment with the Company; (c) been properly provided any leave of absence because of his or a family member’s health condition and has not been subjected to any improper treatment, conduct, or actions due to a request for or taking such leave, and (d) previously disclosed any potential violations of the Company’s Code of Ethics.

3.Revocation.

(a)The Executive understands that if he signs this Agreement, he can change his mind and revoke it within seven (7) days after signing it by returning it with a written revocation notice to Jill Wilson, Senior Vice President of Human Resources & Talent Development, 3438 Peachtree Road, Suite 1800, Atlanta, Georgia 30326, Phone: (678) 399-4466. The Executive understands that this Agreement will not be effective until after this seven-day period has expired (“Revocation Period”), and he will receive no Severance Benefits before the eighth day after he signs this Agreement. The Executive understands and agrees that he will begin receiving Severance Benefits in accordance with the terms of the Severance Agreement.

(b)If Executive decides to revoke, his written revocation notice should clearly state that “I hereby revoke my agreement to the Agreement that I signed on [date].” The Executive should type or print his name so the Company knows who he is, and the Executive must sign his name to the notice. The Executive understands that, to revoke this Agreement, he must deliver the signed revocation notice to Jill Wilson. To be effective, the notice of revocation must be sent to Jill Wilson no later than the seventh day after the Executive has signed the Agreement.

4.Binding Agreement.

(a)The Executive understands that following the seven-day Revocation Period, this Agreement will be final and binding. The Executive promises that he will not pursue any claim that he has settled by this Agreement. If the Executive breaks this promise, the Executive agrees to pay all the Company’s costs and expenses (including reasonable attorneys’ fees) related to the defense of any claims. This paragraph does not apply to claims that the Executive may have under the OWBPA and the Age Discrimination in Employment Act of 1967 (“ADEA”). Such claims are covered by the next paragraph.

(b)Although the Executive is releasing claims that he may have under the OWBPA and the ADEA, the Executive understands that he may challenge the knowing and voluntary nature of this Agreement under the OWBPA and the ADEA before a court, the EEOC, the NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws. The Executive understands, however, that if he pursues a claim against the Company under the OWBPA and/or the ADEA, a court has the discretion to determine whether the Company is entitled to restitution, recoupment, or set off (hereinafter “Reduction”) against a monetary award obtained by the Executive in the court proceeding. A reduction never can exceed the amount the Executive recovers, or the severance he received for signing this Agreement, whichever is less. The Executive also recognizes that the Company may be entitled to recover costs and attorneys’ fees incurred by the Company as specifically authorized under applicable law.

(c)Executive further understands that nothing in this Agreement generally prevents his from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other federal, state or local agency charged with the enforcement of any employment laws, although by signing this Agreement the Executive is waiving his right to individual relief based on claims asserted in such a charge or complaint.

8.No Admission of Liability. This Agreement is not an admission by the Released Parties of any liability or wrongdoing or a violation of any statute, regulation, duty, law, contract, right, or order. The Released Parties disclaim any liability the Executive or any other person for any alleged violation of any statute, regulation, duty, law, contract or order.

9.Entire Agreement. The Amended Severance Agreement, the Consulting Agreement, and this Agreement constitute the complete and total agreement between the Company and the Executive with respect to issues addressed in this Agreement. However, the Executive agrees this Agreement will not in any way affect, modify, or nullify any agreement(s) he may have entered into with the Company that obligates his to refrain from competitive activity, to protect the Company’s confidential information, and/or refrain from soliciting the Company’s employees after his employment is terminated, and that any such obligations contained in those agreement(s) remain in full force and effect. Specifically, those paragraphs of the Amended Severance Agreement that survive have been incorporated by reference.

10.No Reliance. The Executive represents that in signing this Agreement, he is not relying on any other agreements or representations not fully expressed in this document.

11.Modification. This Agreement shall not be modified, altered, or discharged except by written agreement signed by an authorized Company representative and the Executive.

12.Headings. The headings in this document are for reference only and shall not in any way affect the meaning of this Agreement.

13.Use of this Agreement in Subsequent Proceedings. The Executive further agrees that this Agreement may be used as evidence in a subsequent proceeding in which the Company or the Executive alleges a breach of this Agreement or as a complete defense to any lawsuit or claim. Other than this exception, or disclosure to the EEOC or NLRB or any other federal, state, or local agency charged with the enforcement of any employment laws, as provided in Section 8 above, the Executive agrees he will not offer or introduce this Agreement as evidence in any administrative proceeding, arbitration, or lawsuit.

14.Enforcement. It is understood and agreed that if, at any time, a violation of any term of this Agreement is asserted by any party hereto, that said party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any federal or state court of competent jurisdiction within the State of Georgia. The failure of either party to insist upon strict adherence to any term of this Agreement shall not be considered a waiver of that term or of any other term of this Agreement and shall not deprive that party of the right to later insist upon strict adherence to that term or any other term of the Agreement.

15.Severability. The Executive agrees that should any part of this Agreement be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Agreement.

16.Governing Law/Venue. This Agreement shall be governed and construed in accordance with the laws of the State of Georgia and any applicable federal laws. All disputes relating to this Agreement shall be resolved exclusively in the state or federal courts of Georgia, to whose jurisdiction the parties hereto expressly consent.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

THE UNDERSIGNED EXECUTIVE HEREBY AFFIRMS THAT HE HAS CAREFULLY READ THE FOREGOING RELEASE AGREEMENT, KNOWS THE CONTENTS THEREOF, AND SIGNS THE SAME OF HIS IS OWN FREE ACT.

This Agreement may be executed in one or more counterparts. Carter’s, Inc. and The William Carter Company
By:
Name: Jill Wilson
Title:    SVP Human Resources & Talent
Development
Date: _____________________________

I, Brian J. Lynch, hereby accept the Consulting Agreement payments upon the terms and conditions set forth in this Agreement.

Date: _________________________________

[Signature Page to Release Agreement]